EXHIBIT 5

OPINION AND CONSENT OF THE CORPORATE LAW GROUP

November 6, 2003

Versata, Inc.

300 Lakeside Drive

15th Floor

Oakland, CA 94612

We have acted as special counsel for Versata, Inc., a Delaware company (the “Company”), in connection with the filing by the Company of the Registration Statement on Form S-8 with the Securities and Exchange Commission on or about November 6, 2003 (the “Registration Statement”). The Registration Statement covers an aggregate of 439,829 shares of Common Stock, par value $0.001 per share (the “Shares”), as shares reserved for issuance pursuant to the Company’s 2000 Stock Incentive Plan, as amended (the “Plan”).

In connection with the opinions expressed herein we have made such examination of matters of law and of fact as we considered appropriate or advisable for the purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by the Company upon certificates and statements of government officials and of officers of the Company. We have also examined originals or copies of such corporate documents or records of the Company as we have considered appropriate for the opinions expressed herein. We have assumed for the purposes of this opinion that the signatures on documents and instruments examined by us are authentic, that each document is what it purports to be, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

As used in this opinion, the expressions “we are not aware” or the phrase “to the best of our knowledge” mean as to matters of fact that, based on the actual knowledge of individual attorneys within the firm principally responsible for handling this matter for the Company and after an examination of documents made available to us by the Company and after inquiries of certain officers of the Company, no facts have been disclosed to us that have caused us to believe that the opinions expressed are factually incorrect; but beyond that we have made no factual investigation for the purposes of rendering this opinion.

The opinion relates solely to the Securities Act of 1933, as amended, and we express no opinion with respect to the affect or application of any other laws. Special rulings of authorities administering such laws or opinions of other counsel have not been sought or obtained.

Based upon our examination of and reliance upon the foregoing, and subject to the limitations, exceptions, qualifications and assumptions set forth below, we are of the opinion that the Shares will be, when issued and sold in the manner anticipated by the Plan, legally and validly issued, fully paid and nonassessable. We have assumed for the purpose of this opinion that: (i) the Company will receive the consideration required under the options exercised or under the stock issuance agreements for the purchase of the Shares, (ii) the Company, the Optionees (as defined in the Plan) and Participants (as defined in the Plan) will comply with the Plan and meet all requirements specified in the Plan, (iii) the Shares and options will only be issued to “employees” as defined under General Instruction A to Form S-8, and that (iv) the Company has filed all reports and other materials required to be filed under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, during the preceding 12 months.

Our opinion expressed above is specifically subject to the following limitations, exceptions, qualifications and assumptions:

(A)    The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

(B)    We express no opinion as to the Company’s compliance or noncompliance with applicable federal or state antifraud or antitrust statutes, laws, rules and regulations.

(C)    Limitations imposed by state law, federal law or general equitable principles upon the specific enforceability of any remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law.

(D)    The effect of court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where enforcement of such covenants or provisions under the circumstances would violate the enforcing party’s implied covenant of good faith and fair dealing, is not reasonably necessary for the protection of the enforcing party, or is not a material breach of a material covenant or provision.

(E)    We express no opinion concerning the past, present or future fair market value of any assets or securities.

(F)    The unenforceability under certain circumstances of any provisions prohibiting waivers of any terms of any applicable agreements other than in writing, or prohibiting oral modifications thereof or modification by course of dealing.

(G)    The effect of Section 1670.5 of the California Civil Code or any other California law, federal law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy.

(H)    The unenforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, or defenses to obligations or rights granted by law, when such waivers are against public policy or prohibited by law.

(I)    The unenforceability under certain circumstances of provisions to the effect that rights or remedies are not exclusive, that rights or remedies may be exercised without notice, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more remedies, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

(J)    The effect of judicial decisions, which may permit the introduction of extrinsic evidence to modify the terms or the interpretation of an agreement or document.

(K)    We express no opinion as to matters governed by federal and state laws and regulations governing: usury; broker-dealers, investment companies, and investment advisers; and pension and employee benefits; or taxation.

This opinion is rendered as of the date first written above solely for your benefit in connection with your filing of the Registration Statement on Form S-8 with the Securities and Exchange Commission on or about November 6, 2003, and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

We consent to the use of this opinion as an exhibit to the Registration Statement.

/s/ The Corporate Law Group

THE CORPORATE LAW GROUP